Exhibit 4.1

FOURTEENTH SUPPLEMENTAL INDENTURE

FOURTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 7, 2019, among SPRINT COMMUNICATIONS, INC. (formerly known as Sprint Nextel Corporation), a corporation duly organized and existing under the laws of the State of Kansas (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have duly executed and delivered that certain Senior Notes Indenture, dated as of November 20, 2006 (the “Indenture”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series (the “Securities”);

WHEREAS, the Company, the Subsidiary Guarantors (as applicable), Sprint Corporation, a Delaware corporation and parent of the Company (the “Parent Guarantor”) (as applicable), and the Trustee have duly executed and delivered the (i) Fourth Supplemental Indenture, dated as of March 1, 2012, to the Indenture, pursuant to which $1,000,000,000 aggregate principal amount of 7.000% Guaranteed Notes due 2020 (the “Notes”) were issued and are outstanding on the date hereof (the “Fourth Supplemental Indenture”) (ii) Seventh Supplemental Indenture, dated as of November 20, 2012, to the Indenture, pursuant to which the definition of “Change of Control” in certain supplemental indentures to the Indenture, including the Fourth Supplemental Indenture, was modified (the “Seventh Supplemental Indenture”), (iii) Eighth Supplemental Indenture, dated as of September 11, 2013, to the Indenture, pursuant to which the Parent Guarantor provided an irrevocable and unconditional guarantee in respect of the Notes (the “Eighth Supplemental Indenture”), (iv) Ninth Supplemental Indenture, dated as of June 26, 2014, to the Indenture, pursuant to which the New Guarantors (as defined therein) provided irrevocable and unconditional guarantees in respect of the Notes (the “Ninth Supplemental Indenture”), (v) Tenth Supplemental Indenture, dated as of August 9, 2016, to the Indenture, pursuant to which the New Guarantor (as defined therein) provided an irrevocable and unconditional guarantee in respect of the Notes (the “Tenth Supplemental Indenture”), (vi) Eleventh Supplemental Indenture, dated as of November 16, 2016, to the Indenture, pursuant to which the New Guarantors (as defined therein) provided irrevocable and unconditional guarantees in respect of the Notes (the “Eleventh Supplemental Indenture”) and (vii) Twelfth Supplemental Indenture, dated as of June 30, 2017, to the Indenture, pursuant to which the New Guarantor (as defined therein) provided an irrevocable and unconditional guarantee in respect of the Notes (the “Twelfth Supplemental Indenture” and, collectively with the Fourth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and the Eleventh Supplemental Indenture, the “Supplemental Indentures”), which govern the terms of the Notes;

WHEREAS, on April 29, 2018, the Parent Guarantor, T-Mobile US, Inc., a Delaware corporation, (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), Starburst I, Inc., a Delaware corporation (“Starburst” and, together with Galaxy, the “SoftBank US HoldCos”), and, for the limited purposes of the covenants and representations set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha, entered into a Business Combination Agreement (as amended, supplemented or modified from time to time, the “Business Combination Agreement”), pursuant to which (i) the SoftBank US HoldCos may merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “HoldCo Mergers”) and (ii) Merger Sub will merge with and into the Parent Guarantor, with the Parent Guarantor as the surviving corporation and a wholly owned direct or indirect subsidiary of T-Mobile (the “Sprint Merger” and, together with the HoldCo Mergers (if they occur), the “Mergers”), in each case on the terms and subject to the conditions set forth in the Business Combination Agreement. Following the Mergers, T-Mobile is expected to contribute the Parent Guarantor to T-Mobile USA, Inc. (“T-Mobile USA”) or otherwise cause the Parent Guarantor to become a direct or indirect wholly-owned subsidiary of T-Mobile USA (the “Contribution” and, collectively with the Mergers, the “T-Mobile Transaction”);

WHEREAS, Section 902 of the Indenture provides, among other things, that the Indenture, as amended and supplemented by the Supplemental Indentures, may be amended or supplemented by a supplemental indenture thereto with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities affected by such supplemental indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to amend and supplement (1) Article Six of the Fourth Supplemental Indenture; (2) Exhibit A to the Fourth Supplemental Indenture; and (3) the Global Notes (as defined in the Fourth Supplemental Indenture) representing the Notes (collectively, the “Subject Amendments”), in each case on the terms set forth in the Company’s Consent Solicitation Statement dated June 3, 2019 (as amended to the date hereof, the “Consent Solicitation Statement”);

WHEREAS, the Company solicited, and has received, consents to the Subject Amendments upon the terms and subject to the conditions set forth in the Consent Solicitation Statement from Holders representing at least a majority in aggregate principal amount of the Notes;

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

 NOW, THEREFORE, in consideration of the premises, the covenants and other agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby confirmed, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE ONE
AMENDMENT TO ARTICLE SIX OF THE FOURTH SUPPLEMENTAL INDENTURE

Section 1.01.     Effective on the date hereof, Article Six of the Fourth Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

ARTICLE SIX
OPTIONAL REDEMPTION

Section 6.01.    Optional Redemption. The 2020 Guaranteed Notes will be redeemable in accordance with the terms of the Indenture (as modified by this Supplemental Indenture), in each case from time to time, as a whole or in part, at the Company’s option, on at least three (3) days, but not more than 60 days, prior notice sent to DTC or mailed to the registered address of each holder of the 2020 Guaranteed Notes to be redeemed, at a Redemption Price equal to (1) the greater of: (A) 100% of the principal amount of the 2020 Guaranteed Notes to be redeemed, and (B) the sum of the present values of the Remaining Scheduled Payments, discounted to the Redemption Date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus 50 basis points; plus (2) in each case, accrued interest to the applicable Redemption Date that has not been paid.

Section    6.02.    Interest on 2020 Guaranteed Notes Redeemed; Deposit of Redemption Price. On and after the Redemption Date, interest will cease to accrue on the 2020 Guaranteed Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price. On or before the Redemption Date, the Company will deposit with the Paying Agent, or the Trustee, money sufficient to pay the Redemption Price of the 2020 Guaranteed Notes to be redeemed on such date.

Section    6.03.    Notice of Redemption. Notice of redemption shall be sent to DTC or given by first-class mail, postage prepaid, mailed not less than three (3) nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his or her address appearing in the Security Register.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the Redemption Price,

(3) if less than all the 2020 Guaranteed Notes are to be redeemed, the principal amount of the 2020 Guaranteed Notes to be redeemed,

(4) that, on the Redemption Date, the Redemption Price will become due and payable upon the 2020 Guaranteed Notes to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date,

(5) the place or places, if any, where the 2020 Guaranteed Notes are to be surrendered for payment of the Redemption Price,

(6) any condition or conditions precedent to the redemption; and

(7) the “CUSIP” number, if any, of the 2020 Guaranteed Notes.

Notice of redemption of any 2020 Guaranteed Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. Notice of any redemption of any 2020 Guaranteed Notes may be subject to one or more conditions precedent including, but not limited to, completion of the T-Mobile Transaction, at the Company’s sole and absolute discretion. If such redemption is so subject to the satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Company’s sole and absolute discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice of redemption may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed without requiring additional advance notice. In the event of such delay of the Redemption Date, the Redemption Price shall be adjusted without further notice to equal the Redemption Price calculated in accordance with Section 6.01 of this Supplemental Indenture after giving effect to the new Redemption Date. In addition, the Company may provide in such notice of redemption that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by Sprint Corporation, T-Mobile US, Inc. or any of their subsidiaries.

6.04.     Effect of Termination of Business Combination Agreement. If the Business Combination Agreement is terminated in accordance with its terms, the provisions of this Supplemental Indenture shall be of no further force and effect and the provisions of Article XI of the Base Indenture and Article Six of the Fourth Supplemental Indenture (and any corresponding provisions of the Indenture otherwise modified by the Supplemental Indenture) shall again become operative.

6.05.     Definitions. For purposes of this Article Six and any other provision of the Indenture applicable to the 2020 Guaranteed Notes:

“Business Combination Agreement” shall mean the Business Combination Agreement, dated as of April 29, 2018 (as amended, supplemented or modified from time to time), made by and among T-Mobile US, Inc., a Delaware corporation, Huron Merger Sub LLC, a Delaware limited liability company, Superior Merger Sub Corporation, a Delaware corporation, Sprint Corporation, a Delaware corporation, Galaxy Investment Holdings, Inc., a Delaware corporation, Starburst I, Inc., a Delaware corporation, and, for the limited purposes of the covenants and representations set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha.

“Redemption Date” shall mean, with respect to any 2020 Guaranteed Notes being redeemed, the date fixed for such redemption pursuant to the Indenture and this Supplemental Indenture, as such date may be extended in accordance with the terms of Section 6.03 of this Supplemental Indenture.

6.06.    Effect of Article Six; Conflicts with Indenture. To the extent this Article Six of this Supplemental Indenture is inconsistent with the Indenture, including, without limitation, Article XI of the Base Indenture, this Article Six of this Supplemental Indenture shall control and govern.

ARTICLE TWO
AMENDMENT TO EXHIBIT A TO THE FOURTH SUPPLEMENTAL INDENTURE

 Section 2.01.     Effective on the date hereof, Exhibit A to the Fourth Supplemental Indenture is hereby deleted in its entirety and replaced with Exhibit A hereto.

ARTICLE THREE
AMENDMENT TO GLOBAL NOTES REPRESENTING THE NOTES

 Section 3.01.     Effective on the date hereof, the Global Notes representing the Notes will be substantially in the form of Exhibit A hereto.

ARTICLE FOUR
MISCELLANEOUS PROVISIONS

Section 4.01     Effect of Supplemental Indenture; Conflicts with Indenture. This Supplemental Indenture is executed by the Company and the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

Section 4.02     Counterparts. This Supplemental Indenture may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.03     Trustee. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture or the due authorization and execution hereof by the Company.

Section 4.04     Headings. The Article and Section headings contained herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 4.05     Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPRINT COMMUNICATIONS, INC.

By: /s/ Jud Henry
Name: Jud Henry
Title: Vice President and Treasurer

 THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/ R. Tarnas
Name: R. Tarnas
Title: Vice President

Signature Page to Fourteenth Supplemental Indenture

Exhibit A

Form of 2020 Guaranteed Note

SPRINT COMMUNICATIONS, INC.

7.000% GUARANTEED NOTES DUE 2020

CUSIP NO. [ ]
ISIN NO. [ ]

 ____________________________________________________________________________________________

No. [ ]	$[ ]

SPRINT COMMUNICATIONS, INC. (formerly known as Sprint Nextel Corporation), a corporation duly organized and existing under the laws of Kansas (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of [ ] MILLION DOLLARS on March 1, 2020, and to pay interest thereon from March 1 2012, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 1 and September 1 in each year, commencing September 1, 2012, at the rate of 7.000% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 7.000% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. If any Interest Payment Date or the Stated Maturity of this 2020 Guaranteed Note falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after the Interest Payment Date or the Stated Maturity of this 2020 Guaranteed Note, as the case may be, until the next Business Day. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (or the next Business Day, as applicable) will, as provided in such Indenture, be paid to the Person in whose name this 2020 Guaranteed Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this 2020 Guaranteed Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of 2020 Guaranteed Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the 2020 Guaranteed Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Reference is hereby made to the further provisions of this 2020 Guaranteed Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this 2020 Guaranteed Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this 2020 Guaranteed Note to be signed manually or by facsimile by its duly authorized officer.

SPRINT COMMUNICATIONS, INC.
By
Name:
Title:

Attest:

Name:
Title:
[SEAL]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By

Authorized Signatory
Date: June 7, 2019

Reverse of Note

SPRINT COMMUNICATIONS, INC.

7.000% Guaranteed Notes Due 2020

This 2020 Guaranteed Note is one of a duly authorized issue of securities of the Company (herein called the “2020 Guaranteed Notes”), issued and to be issued in one or more series under an Indenture, dated as of November 20, 2006 (herein called the “Indenture” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the Fourth Supplemental Indenture, dated as of March 1, 2012 (the “Supplemental Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Subsidiary Guarantors, the Trustee and the Holders of the 2020 Guaranteed Notes and of the terms upon which the 2020 Guaranteed Notes are, and are to be, authenticated and delivered.

The Company may redeem the 2020 Guaranteed Notes at any time and from time to time, as a whole or in part, at the Company’s option, (x) on at least three (3) days, but not more than 60 days, prior notice or (y) if the Business Combination Agreement (as defined in the Fourteenth Supplemental Indenture, dated as of June 7, 2019) is terminated in accordance with its terms, on at least 30 days, but not more than 60 days, prior notice, in each case sent to DTC or mailed to the registered address of each Holder of the 2020 Guaranteed Notes to be redeemed, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the 2020 Guaranteed Notes to be redeemed; and

(2) the sum of the present values of the Remaining Scheduled Payments, discounted to the Redemption Date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, plus 50 basis points;

plus, in each case, accrued interest to the Redemption Date that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the 2020 Guaranteed Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2020 Guaranteed Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date: (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if the Trustee is provided fewer than four Reference Treasury Dealer Quotations, the average of all quotations provided to the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, and their successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which the Company shall specify from time to time; provided, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means with respect to each 2020 Guaranteed Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon, that would be due after the related Redemption Date but for such redemption; provided, that, if such Redemption Date is not an interest payment date with respect to such 2020 Guaranteed Note, the amount of the next succeeding scheduled interest payment thereon will be deemed reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to an applicable Redemption Date for the 2020 Guaranteed Notes: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury Notes adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the Stated Maturity of the 2020 Guaranteed Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the 2020 Guaranteed Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price.

In the event of redemption of this 2020 Guaranteed Note in part only, a new 2020 Guaranteed Note or 2020 Guaranteed Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If a Change of Control Triggering Event occurs, each Holder of a 2020 Guaranteed Note will have the right to require the Company to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of that Holder’s 2020 Guaranteed Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Supplemental Indenture.

The Company, in each Change of Control Offer, will offer a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of 2020 Guaranteed Notes, plus accrued and unpaid interest on the 2020 Guaranteed Notes up to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event, if the Company had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the 2020 Guaranteed Notes in connection with an optional redemption permitted by the Indenture, the Company will mail or cause to be mailed a notice to each registered Holder briefly describing the event or events that constitute a Change of Control Triggering Event and offering to repurchase 2020 Guaranteed Notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture (as modified by this Supplemental Indenture) and described in such notice.

Notwithstanding the preceding two paragraphs, if the 2020 Guaranteed Notes receive an Investment Grade Rating by both of the Rating Agencies, and notwithstanding that the 2020 Guaranteed Notes may later cease to have an Investment Grade Rating by either of the Rating Agencies, the Company will be released from its obligation to make a Change of Control Offer upon a Change of Control Triggering Event.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Company’s Voting Securities; provided that a transaction in which the Company becomes a Subsidiary of another person shall not constitute a Change of Control if (a) the Company’s stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom the Company is a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Company’s Voting Securities.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Investment Grade Rating” means a rating equal to or greater than Baa3 by Moody’s and BBB- by S&P or the equivalent thereof under any new ratings system if the ratings systems of either such Rating Agency shall be modified after the issue date of the 2020 Guaranteed Notes, or the equivalent rating of any other Ratings Agency the Company selects as provided in the definition of Ratings Agencies.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Ratings Agencies” means (1) Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the 2020 Guaranteed Notes or ceases to make a rating on the 2020 Guaranteed Notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule l7g-1 of the Exchange Act) then making a rating on the 2020 Guaranteed Notes publicly available selected by the Company (as certified by an officer’s certificate), which shall be substituted for Moody’s or S&P, as the case may be.

“Ratings Decline” means the occurrence, during the period commencing on the date of the first public announcement of the Change of Control or the intention to effect a Change of Control and ending 90 days after the occurrence of the Change of Control, of a downgrade of the rating of the 2020 Guaranteed Notes by both Rating Agencies by one or more gradations (including gradations within ratings categories as well as between rating categories).

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this

2020 Guaranteed Note or certain restrictive covenants and Events of Default with respect to this 2020 Guaranteed Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the 2020 Guaranteed Notes shall occur and be continuing, the principal of the 2020 Guaranteed Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of all Outstanding Securities affected. With respect to any series of Securities, the consent of the Holders of that series of Securities required by the Indenture may be obtained from either the Holders of a majority in principal amount of the Securities of that series, or from the Holders of a majority in principal amount of the Securities of that series and all other series affected by that consent, voting as a single class. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. With respect to any series of Securities issued under the Indenture, in addition to obtaining waivers from the Holders of a majority in principal amount of Outstanding Securities of that series, a waiver of compliance with the Indenture and a waiver of past defaults under the Indenture can also be obtained from the Holders of a majority in principal amount of debt securities of that series and all other series affected by the waiver, whether issued under the Indenture or any other indenture of the Company providing for such aggregated voting, all as a single class. Any such consent or waiver by the Holder of this 2020 Guaranteed Note shall be conclusive and binding upon such Holder and upon all future Holders of this 2020 Guaranteed Note and of any 2020 Guaranteed Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this 2020 Guaranteed Note.

As provided in and subject to the provisions of the Indenture, the Holder of this 2020 Guaranteed Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the 2020 Guaranteed Notes, the Holders of not less than 25% in principal amount of the 2020 Guaranteed Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of 2020 Guaranteed Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this 2020 Guaranteed Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

As provided in the indenture and subject to release and certain other limitations therein set forth, each Subsidiary Guarantor jointly and severally irrevocably and unconditionally guarantees, on an unsecured basis, the performance and full and punctual payment, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (in respect of the these 2020 Guaranteed Notes only and not any other series of Securities), the Supplemental Indenture and the 2020 Guaranteed Notes, whether for payment of principal of, premium, if any, and interest on the 2020 Guaranteed Notes, expenses, indemnification, or otherwise. The Note Guarantees of the Subsidiary Guarantors are subordinated to the Designated Senior Debt, on the terms and conditions set forth in Article Four of the Supplemental Indenture.

No reference herein to the Indenture and no provision of this 2020 Guaranteed Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this 2020 Guaranteed Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this 2020 Guaranteed Note is registerable in the Security Register, upon surrender of this 2020 Guaranteed Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this 2020 Guaranteed Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new 2020 Guaranteed Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The 2020 Guaranteed Notes of this series are issuable only in registered form, without coupons, in minimum denominations of $2,000 and thereafter any integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, 2020 Guaranteed Notes of this series are exchangeable for a like aggregate principal amount of 2020 Guaranteed Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this 2020 Guaranteed Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this 2020 Guaranteed Note is registered as the owner hereof for all purposes, whether or not this 2020 Guaranteed Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse for payment of the principal of, premium, if any, or interest on this 2020 Guaranteed Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture, or in any 2020 Guaranteed Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise, it being expressly understood that all such liability, either at common law or in equity or by constitution or statute, is hereby waived and released as a condition of, and as consideration for, the execution of the Indenture and the issuance of this 2020 Guaranteed Note.

THIS 2020 GUARANTEED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this 2020 Guaranteed Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture (as modified by the Supplemental Indenture).

[To be inserted for Rule 144A Global Note]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian

[To be inserted for Regulation S Global Note]

SCHEDULE OF EXCHANGES OF REGULATION S GLOBAL NOTE

The following exchanges of a part of this Regulation S Global Note for an interest in another Global Note or of other Restricted Global Notes for an interest in this Regulation S Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian